EMPLOYMENT AGREEMENT

Interstate General Company L.P. is a publicly traded limited partnership. Its units are listed on the AMEX and the PSE. It is commonly referred to as IGC. THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the first day of January 2000, by and among Interstate General Company Limited Partnership ("the Company") and Paul H. Dillon ("Mr. Dillon").

In consideration of the mutual covenants herein contained, the parties agree to be bound by the following terms and conditions:

I.	POSITION AND AUTHORITY

Mr. Dillon will hold the title Chief Financial Officer of the Company. Mr. Dillon shall report to the President and to the Chief Executive Officer of the Company. Mr. Dillon shall have such authority as shall be defined from time to time by the President, Chief Executive Officer, or the Board of Directors.

II.	TERM

The term of employment of Mr. Dillon by the Company (the "Term") shall begin on January 1, 2000 and shall expire on December 31, 2000 and thereafter for successive one-year terms; provided however, that either party may terminate this Agreement on sixty (60 days) prior written notice, and the Company may terminate this Agreement for "cause" (defined in Section VIII below) immediately upon written notice.

III.	COMPANY RULES AND REGULATIONS

Mr. Dillon agrees to comply with all directives of the Board of Directors, the President, and the Chief Executive Officer and all written rules, policies and regulations of the Company.

IV.	LOCATION OF EMPLOYMENT

Mr. Dillon's office location will be in the Waldorf, Maryland area.

V.	DUTIES AND RESPONSIBILITIES

A. Mr. Dillon agrees to devote his entire professional time, energy, and ability to the proper and efficient performance of professional services for the Company and their Operating Affiliates. Without the prior express written authorization of the Company, Mr. Dillon shall not, directly or indirectly, during his employment with the Company render services of a professional nature to any other person or firm, whether for compensation or otherwise.

B. If the Company or its affiliates obtains a contract to construct and operate a waste disposal facility developed by the Company (or its affiliates), Mr. Dillon agrees to negotiate in good faith a non-compete clause regarding all such activities and future employment in a like industry.

VI.	COMPENSATION

A. Mr. Dillon shall be compensated by the Company with an annual base salary payable semi-monthly ("Annual Base Salary"). Initially, the Annual Base Salary payable to the Employee shall be $100,000, subject to annual adjustment.

B. On June 13, 2000 ("Grant Date"), IGC shall grant Mr. Dillon 7,500 unit appreciation rights with respect to Class A Units ("Rights"), pursuant to the Company's Employee Unit Incentive Plan ("the Plan"). The rights shall be subject to the following terms: (A.) Base Price - $1; (B) Vesting -- 2,500 Rights shall vest on each January 1, commencing on January 1, 2001, provided Mr. Dillon is then an employee of IGC; (C.) Expiration Date -- the Rights will cease to be exercisable upon the sooner of (i) ninety (90) days following the termination of Mr. Dillon's employment agreement with IGC, or (ii) on the 10th Anniversary of the Grant Date.

VII.	FRINGE BENEFITS

In addition to the compensation defined above, Mr. Dillon shall be entitled to the following fringe benefits:

A. Mr. Dillon shall be eligible to participate in the Company' health plans, life and disability insurance programs, retirement plans, vacation plans and other employee benefit plans (collectively the "Employee Plans") available to senior executive employees in accordance with the terms and provisions thereof.

B. Mr. Dillon is a CPA licensed in the state of Maryland. In order to maintain licensing, forty (40) hours of continuing professional education ("CPE") are required each year. The Company agrees that it will incur the cost for such CPE courses and allow Mr. Dillon to attend such courses during normal business hours. Course selection, and any related travel costs, must first be approved by the Company's President. Mr. Dillon agrees to use his best professional judgment in selecting courses relevant to the Company's accounting and economic requirements.

VIII.	SEVERANCE

Upon termination of Mr. Dillon's employment, all payment and benefit obligations of the Company shall immediately terminate except as follows:

A. In the event of a termination of Mr. Dillon's employment due to his death or disability, Mr. Dillon or his estate shall continue to receive his Annual Base Salary and benefits (excluding the Specified Benefits) for which Mr. Dillon remains eligible under the terms of the Company' benefit plans (collectively "Severance Compensation") for a period commencing on the effective date of Mr. Dillon's termination determined by the Board (the "Termination Date") and ending (3) months following the Termination Date; and

B. In the event of a Qualifying Termination (defined below) by the Company, Mr. Dillon shall receive Severance Compensation for a period commencing on the Termination Date and ending at the later of (i) the end of the current contract term, or (ii) three months following the Termination Date.

For purposes of this Agreement, "Qualifying Termination" shall mean any termination of Mr. Dillon by the Company other than for "cause" or any termination by Mr. Dillon for "Good Reason". For purposes hereof, "cause" shall be defined as (i) conviction of a felony, other crime involving theft or fraud, or other crime of moral turpitude involving the Company, and/or (ii) engaging in fraud or conduct with the intent of causing substantial harm to the Company. In the event the Company elects to terminate Mr. Dillon's employment for cause, such termination may be made effective immediately, and no advance notice shall be required.

For purposes of this Section VIII, Mr. Dillon shall have terminated the employment for a Good Reason if:

A. Mr. Dillon terminates the employment relationship within two (2) years following the occurrence of (i) a transaction or series of transactions other than as a result of a Financial Closing or other equity investment in the Company which results in the family of James J. Wilson not exercising at least fifty percent (50%) of the voting control of the Company; or (ii) a transfer of all or substantially all of the assets of the Company or the merger of the Company into another entity other than an entity at least 50% of the voting control of which is held by either IGC or the Wilson family; or

B. Mr. Dillon terminates the employment relationship within six (6) months following the occurrence of (i) the Company materially reducing, diminishing, terminating or otherwise impairing his duties, titles and/or responsibilities despite his written objection delivered to the Board of Directors; (ii) the Company instructing Mr. Dillon, despite his written objection delivered to the Board of Directors, to take any action which is in violation of any law, ordinance or regulation or would require any act of dishonesty or moral turpitude; or (iii) the Company committing a material breach of any of the provisions of this Agreement.

IX.	RETURN OF COMPANY MATERIALS

Upon termination of this employment for any reason, Mr. Dillon shall return to the Company all Company Materials (defined below) and all other items of personal property, including all Company credit cards, telephone cards, keys, identification cards and software, that were in Mr. Dillon's possession, custody or control as of the termination date and that were generated or acquired by him for use in connection with his employment by the Company (collectively "Company Materials"). "Company Materials" shall mean all copies of all written materials, notes, notebooks, minutes, letters, memoranda, books of account, litigation records, files, drawings, photographs, video recordings, audio recordings, electronically or magnetically stored data, charts, plans, specifications, maps and other documents relating to the Company or any of their affiliates, or any of their respective officers, personnel, customers, suppliers, contractors, counsel, accountants or other parties having any business relationship with the Company and any of their affiliates (collectively "Covered Persons"); provided, that, Company Materials shall not include any written materials or other documents relating to the foregoing that have been made generally available to the public without violating any property rights of the Company.

X.	INDEMNIFICATION

The Company agrees to indemnify Mr. Dillon with respect to his performance of his duties described herein, to the maximum extent permitted by law.

XI.	ARBITRATION; REMEDIES

A. Any dispute or controversy arising between Mr. Dillon and the Company relating to this Agreement or otherwise to Mr. Dillon's employment by the Company shall be submitted to private, binding arbitration, upon the written request of either Mr. Dillon or the Company, before a panel of three arbitrators, under the administration of and in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). In the event of such dispute or controversy, the Company and Mr. Dillon shall independently and simultaneously select and identify one arbitrator each, both of whom must have no past or present familial or business relationships with the parties and must possess expertise in the area of compensation of senior management employees. In the event that a party has not selected its arbitrator within 60 days of initiation of the arbitration, the AAA shall select such arbitrator. These two arbitrators shall jointly agree upon and select a third arbitrator who also possesses such credentials. These three arbitrators shall hear and decide the dispute or controversy by majority vote, and their decision and award shall be final and conclusive upon the parties, and their heirs, administrators, executors, successors, and assigns. The arbitrators shall have no power or authority to add to, subtract from, or otherwise modify the terms of this Agreement. Wherever the Commercial Arbitration Rules of the AAA conflict with the procedures set forth in this Section, the terms of this Section shall govern. Mr. Dillon and the Company agree that the arbitration must be initiated by personally delivering a statement of claim to the AAA and to the party against whom the claim is asserted no later than ninety (90) days after the basis of the claim becomes known, or reasonably should have been known or discovered, by the party asserting the claim. In the event arbitration is not initiated within such ninety (90) day period, such claim, dispute, or controversy shall be irrevocably time-barred. A judgement based upon such arbitration award may be entered in any court having jurisdiction thereof.

B. Notwithstanding the foregoing, any action brought by the Company seeking a temporary restraining order, temporary and/or permanent injunction, and/or a decree of specific performance of the terms of this Agreement may be brought in a court of competent jurisdiction without the obligation to proceed first to arbitration.

XII.	ASSIGNMENT AND BINDING EFFECT

Neither party may assign this Agreement, or any obligation or rights hereunder, to any other person or entity without the express written consent of the other party. This Agreement shall be binding upon Mr. Dillon and his heirs, executors, administrator and successors.

XIII.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Maryland.

XIV.	CAPTIONS

All captions contained in this Agreement are for convenience only and in no way define or describe the intent of the parties or specific terms hereof.

XV.	SEVERABILITY

If any provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions shall not be affected thereby.

XVI.	ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties relating to the subject matter hereof. All prior negotiations or stipulations concerning any matter that preceded or accompanied the execution hereof are conclusively deemed to be superceded hereby.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Mr. Dillon and such officer or director as may be specifically designed by the Board of Directors.

XVII.	NOTICES; MISCELLANEOUS

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered by hand or facsimile transmission or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Mr. Mark Augenblick Interstate General Company L.P. 5160 Parkstone Drive Suite 260 B Chantilly, VA 20151

If to Mr. Dillon:

Mr. Paul H. Dillon 3145 Apple Creek Lane Waldorf, MD 20603

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

XVIII.	WITHHOLDING

Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company to Mr. Dillon or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in their sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first set forth below, and the parties represent that they have the capacity and authorization, whether it be personal or by the Board of Directors of the Company, to execute this Agreement.

INTERSTATE GENERAL COMPANY L.P.

Dated: January 1, 2000	By: /s/ Mark Augenblick
Mark Augenblick Vice Chairman, President and Director

PAUL H. DILLON

Dated: January 1, 2000	By: /s/ Paul H. Dillon

In order to induce Mr. Dillon to enter into this Employment Agreement, Interstate Business Corporation, Inc., a Delaware corporation, hereby unconditionally guarantees the performance of the obligations of IGC under this Employment Agreement.

INTERSTATE BUSINESS CORPORATION

Dated: January 1, 2000	By: /s/ J. Michael Wilson
J. Michael Wilson President